EXHIBIT 99.1

For Immediate Release: For More Information:

Tuesday, November 22, 2005 Julie S. Ryland, (205) 326-8421

Energen Unit to Acquire Permian Basin Properties for $168 MM

Conference Call Set for Wednesday, November 23, at 11 a.m. ET

Birmingham, Alabama - Energen Corporation (NYSE: EGN) today announced that its oil and gas acquisition and development subsidiary, Energen Resources Corporation (ERC), has signed a purchase and sale agreement to buy Permian Basin oil properties from a private company for $168 million (subject to closing adjustments). The sale, expected to close by the end of the year, will have an effective date of November 1, 2005.

Energen Corporation will hold a conference call with senior management to discuss the acquisition on Wednesday, November 23, 2005, at 11 a.m. ET. The call will be broadcast live over the Internet and may be accessed on the Company's Web site: www.energen.com

The properties include the North Westbrook Unit in Mitchell County, Texas, and two smaller fields nearby, and encompass approximately 15,000 gross acres. The North Westbrook Unit is contiguous to ERC's existing waterflood operations in the Southeast Westbrook Unit. The Permian Basin in West Texas is the oldest producing oil basin in the United States and ERC's second largest area of operation.

Approximately 80 percent of the 21.8 million barrels of oil equivalent (MMBOE) proved reserves are undeveloped; in addition, ERC estimates that probable reserves total approximately 15 MMBOE. The combination of proved undeveloped and probable reserves is expected to generate a drilling inventory for the Company of approximately 470 wells over the next six years. More than 90 percent of the estimated proved and probable reserves are oil.

Assuming future development costs of approximately $145 million on proved reserves and $80 million on probable reserves, the all-in acquisition cost is $10.62 per barrel ($1.77 per thousand cubic feet equivalent).

"This acquisition is an excellent fit for Energen Resources," said James McManus, president and chief operating officer of Energen's oil and gas subsidiary. "While these properties have a smaller component of proved developed reserves than our previous acquisitions, their location adjacent to our successful Southeast Westbrook Unit represents an important expansion in one of our core areas of operation and gives us an excellent opportunity to capitalize on our operating expertise there.

"In keeping with our acquisition criteria, the properties are 100 percent operated, offer multiple pay zone opportunities and are long-lived, with a proved reserves-to-production ratio in excess of 30," McManus added. "Our major productive interval targets will be the Middle and Upper Clearfork."

Production is estimated to be 0.5 MMBOE in 2006 and is expected to triple over the next 5-6 years before beginning a gradual decline at a four-year rate of approximately 5 percent a year.

In order to reduce its overall exposure to oil price volatility, Energen has entered hedge contracts to sell oil volumes comparable to approximately 85 percent of the acquisition's total estimated proved production (developed and undeveloped) for the years 2006 through 2009. The Company has hedged the following volumes:

Year	Hedge Vols.	NYMEX price (per barrel)
2006	420 MBbl	$60.16
2007	600 MBbl	$59.65
2008	900 MBbl	$57.71
2009	900 MBbl	$56.25

Note: Associated basis differentials not hedged

"Energen's current earnings guidance of $3.25-$3.60 per diluted share for 2006 suggests significant growth over 2005 without the benefit of acquisitions," said Mike Warren, Energen's chairman and chief executive officer. "While we are not dependent on property acquisitions for near-term earnings growth, they are an integral part of our long-term growth plans. That makes this acquisition particularly compelling to us at this time since its real impact on the Company's earnings is not near-term but, rather, will be felt well into the next decade."

Energen plans to use available cash and existing lines of credit to finance the acquisition without having to access the capital markets; the Company expects to repay short-term borrowings related to the acquisition during 2006.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, Alabama. Its two lines of business are the acquisition and development of natural gas, oil and natural gas liquids onshore in North America and natural gas distribution in central and north Alabama. Additional information on Energen is available at www.energen.com

FORWARD-LOOKING STATEMENTS

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company's forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A discussion of risks and uncertainties, which could affect future results of Energen and its subsidiaries, is included in the Company's periodic reports filed with the Securities and Exchange Commission.

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